Exhibit 10.2

REPURCHASE AGREEMENT

This Agreement (the “Agreement”) is made as of the 22nd day of April 2016 by and between Mikhail Bukschpan, an individual (the “Seller”), and Toucan Interactive Corp., a Nevada corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Seller owns an aggregate of 4,000,000 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (“Common Stock”) which represents a majority of the outstanding shares of the Company’s Common Stock; and

WHEREAS, the Seller desires to sell to the Company, and the Company desires to repurchase the Shares from the Seller, on and subject to the terms of this Agreement;

WHEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF THE SHARES

1.1.   Sale of the Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, the Seller shall sell the Shares to the Company, and the Company shall re-purchase the Shares from the Seller, for a purchase price equal to an aggregate sum of $240,605.36 (the “Repurchase Price”). The Seller acknowledges and agrees that by receiving the Repurchase Price, any and all costs and expenses incurred by the Company to satisfy the closing conditions in the Securities Purchase Agreement (as defined below) and to complete the transactions contemplated by this Agreement, the Securities Purchase Agreement and the Letter Agreement by and among the Company, the Seller and the BDK Arcadia, LLC dated as of March 23, 2016 and advanced by the Seller (except for the Advance as such term is defined in the Securities Purchase Agreement) shall be deemed to have been paid in full pursuant to that certain Debt Settlement Agreement dated as of the date hereof between the Company and the Seller.

1.2.   Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place immediately after and on the same day as the closing of the transactions contemplated under that Securities Purchase Agreement among the Seller, the Company and BDK Capital Group, LLC dated as of the same date of this Agreement (the “Securities Purchase Agreement”).

1.3.   Deliveries. At or prior to the Closing:

(a) The Seller shall deliver to the Company a certificate representing the Shares, duly endorsed in form for transfer to the Company.

(b) The Company shall deliver, or cause to be delivered, the Repurchase Price to the Seller or to such other persons as may be designated by the Seller pursuant to the wire instructions attached hereto as Exhibit A.

(c) At and at any time after the Closing, the parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

The Seller hereby makes the following representations and warranties to and covenants to the Company, which shall be true and correct through the date of the Closing as if made on that date:

2.1.   The Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. No consent, approval or agreement of any individual or entity is required to be obtained by the Seller in connection with the execution and performance by the Seller of this Agreement or the execution and performance by the Seller of any agreements, instruments or other obligations entered into in connection with this Agreement.

2.2.   The Seller owns the Shares free and clear of any and all liens, claims, encumbrances, preemptive rights, rights of first refusal and adverse interests of any kind. The Seller is not a party to any agreement or understanding pursuant to which the Shares are to be transferred except this Agreement.

2.3.   The Seller is the Chief Executive Officer, Chief Financial Officer, President, Secretary and sole director of the Company immediately prior to the Closing. The Seller also acknowledges that immediately prior to the repurchase contemplated hereby the Company may issue and sell shares of Common Stock to certain purchasers at a per share purchase price that may be lower or higher than the Repurchase Price paid for the Shares.

ARTICLE III

TERMINATION

3.1.   Termination. This Agreement may not be terminated by either party prior to (A) the termination of the Securities Purchase Agreement or (B) the closing of the transactions contemplated by the Securities Purchase Agreement. Either party may terminate this Agreement after written notice to the other party upon the occurrence of either event provided in the previous sentence.

ARTICLE IV

MISCELLANEOUS

4.1.   Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in this Agreement; and (iii) shall not be assigned by operation of law or otherwise except as otherwise specifically provided. Unless otherwise specifically provided herein, no representations, warranties, inducements, promises or agreements, oral or written, by or among the parties not contained herein shall be of any force of effect.

4.2.   Severability. In the event that any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, or the validity, legality and enforceability of any one or more of the provisions contained herein shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting and reducing such provision so as to be enforceable to the maximum extent compatible with applicable law.

4.3.   Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or electronic means of communication if receipt is confirmed or if transmission of such notice is confirmed by mail as provided in this Section 4.3. Notices shall be deemed to have been received on the date of personal delivery or telecopy or attempted delivery. Notice shall be delivered to the parties at the following addresses:

If to the Company:	Toucan Interactive Corp.
Sabanilla de Montes de Oca Urbanizacion Carmiol, Casa 254 San Jose, Costa Rica Fax: N/A Email: toucancorp@gmail.com

If to the Seller:	Mikhail Bukschpan Sabanilla de Montes de Oca Urbanizacion Carmiol, Casa 254 San Jose, Costa Rica Fax: N/A Email: toucancorp@gmail.com

Either party may, by like notice, change the address, person or telecopier number to which notice shall be sent.

4.4.   Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, without regard to any principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the federal and state courts sitting in the Central District of California and the County of Los Angeles County, California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and also agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

4.5.   Waiver of Jury Trial. EACH PARTY hereby expressly waiveS any right to a trial by jury in the event of any suit, action or proceeding to enforce this Agreement or any other action or proceeding which may arise OUT OF OR IN ANY WAY BE CONNECTED WITH THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS.

4.6.   Parties to Pay Own Expenses. Each of the parties to this Agreement shall be responsible and liable for its own expenses incurred in connection with the preparation of this Agreement, the consummation of the transactions contemplated by this Agreement and related expenses.

4.7.   Successors. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns; provided, however, that no party may assign this Agreement or any of its rights under this Agreement without the prior written consent of the other parties.

4.8.   Further Assurances. Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.

4.9.   Survival. The representations, warranties and agreements set forth in this Agreement shall survive the Initial Closing for a period of one (1) year.

4.10.   Counterparts; Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement. Delivery by fax or electronic image of an executed counterpart of a signature page to the Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

4.11.   No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any party.

4.12.   Headings. The headings in the Sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PURCHASER:

Toucan Interactive Corp.

By:
Name:	Mikhail Bukschpan
Title:	President

SELLER:

Mikhail Bukschpan

Exhibit A

WIRE INSTRUCTIONS

[Wire instructions to be provided to the escrow agent under separate cover by the Seller.]